Exhibit 99.1

Contacts:	Media	Investors

	Lisa Gibbons	Chris Jakubik
	847-646-4538	847-646-5494
	Cec@kraft.com	Chris.Jakubik@kraft.com

Kraft Foods to Merge Its Post Cereals Business with Ralcorp
Tax-Efficient Transaction to Benefit Kraft and Its Shareholders

NORTHFIELD, Ill. — November 15, 2007 — Kraft Foods Inc. (NYSE: KFT), a global leader in branded food and beverages, announced today a definitive agreement to merge its Post cereals business into Ralcorp Holdings, Inc. (NYSE: RAH), a leader in private-label and frozen bakery products.  The transaction is tax-efficient and worth approximately $2.6 billion to Kraft and its shareholders.  For purposes of comparison, to have achieved an equivalent amount in a taxable transaction, Kraft would have needed to receive approximately $4.0 billion in cash for the business.
The Post cereals business had net revenues of about $1.1 billion in 2006 and includes such popular cereals as Honey Bunches of Oats, Pebbles, Shredded Wheat, Selects, Grape Nuts and Honeycomb.  The brands in this transaction are distributed primarily in North America.
“This is a transaction where everyone wins – Kraft, Ralcorp, our respective shareholders and employees,” said Irene Rosenfeld, Kraft Chairman and CEO.  “Ralcorp has an excellent opportunity to continue building the Post brands, which have been known and loved by consumers for generations.  Kraft shareholders will benefit from the future value created by combining the Post brands with Ralcorp.  And Kraft is taking yet another step in the transformation plan that we laid out in February to restore the company to reliable growth.”
The transaction has several benefits for Kraft and its shareholders:
•	It will better enable Kraft to focus its resources on its growth strategy;
•	Value for Kraft shareholders will be optimized through a tax-efficient structure;
•	Kraft shareholders will own 54 percent of the new Ralcorp; and
•	Ralcorp will benefit by combining Post’s strong branded assets with its private-label business and infrastructure.
In addition to the Post brands, the transaction includes four manufacturing facilities – Battle Creek, Mich.; Jonesboro, Ark.; Modesto, Calif.; and Niagara Falls, Ontario – and certain manufacturing equipment.  Kraft anticipates that approximately 1,250 employees will join Ralcorp.
“We are grateful for the hard work and dedication of our talented employees who helped build Post into a billion-dollar brand,” said Rosenfeld.  “We wish them much continued success as they join the Ralcorp family.”

About the Deal
Kraft shareholders will receive at least 30.3 million shares of Ralcorp stock at closing, and Kraft will receive approximately $960 million of cash-equivalent value.  In total, this transaction represents proceeds of approximately $2.6 billion to Kraft and its shareholders (based on Ralcorp’s closing stock price of $55.47 on November 14, 2007).
Kraft shareholders will receive Ralcorp shares after the distribution and subsequent merger of the Post cereals business with Ralcorp.  Based on market conditions prior to closing, Kraft will determine whether the shares will be distributed in a spin-off or a split-off transaction.  Either type of transaction would be tax-free to Kraft shareholders.  In a spin-off transaction, all Kraft shareholders would receive a pro rata number of shares.  In a split-off transaction, Kraft shareholders would have the option to exchange their Kraft shares and receive Ralcorp shares at closing, resulting in a reduction in Kraft’s shares outstanding.
In a spin-off, Kraft’s earnings per diluted share would be adjusted downward by $0.13 on an annual basis.  From a Kraft shareholder perspective, this is largely offset by the earnings attributable to ownership of Ralcorp stock.  In a split-off, Kraft expects earnings dilution on an annual basis would be approximately $0.07 per diluted share.
Kraft and Ralcorp expect to complete the transaction in mid-2008.  The transaction is subject to customary closing conditions, including regulatory and Ralcorp shareholder approvals.

Conference Call Today
Kraft and Ralcorp will host a joint conference call with analysts and media at 8 a.m. EST.  In the U.S., dial +1-800-322-9079; outside the U.S., dial +1-973-582-2717.  To ensure access to the conference call, please plan to dial in at least 10 minutes before the call starts. A rebroadcast will be available until November 22, 2007 by calling
+1-877-519-4471 in the U.S. and +1-973-341-3080 from outside the U.S. The PIN number for both the conference call and its archived rebroadcast is 9467722.

For access to the call via live audio webcast, please visit www.kraft.com.  An archive of the webcast will be available for one year in the Investor Center on the company’s website, www.kraft.com.

About Kraft Foods

Kraft Foods (NYSE: KFT) is one of the world's largest food and beverage companies, with annual revenues of more than $34 billion. For over 100 years, Kraft has offered consumers delicious and wholesome foods that fit the way they live. Kraft markets a broad portfolio of iconic brands in 155 countries, including six brands with revenues of more than $1 billion, such as Kraft cheeses, dinners and dressings; Oscar Mayer meats; Philadelphia cream cheese; Nabisco cookies and crackers; Jacobs coffees and Milka chocolates. Kraft became a fully independent company on March 30, 2007, and is listed in the Standard & Poor's 100 and 500 indexes. The company is a member of the Dow Jones Sustainability Index and the Ethibel Sustainability Index. For more information, visit the company's website at http://www.kraft.com.

Forward-Looking Statements
This press release contains forward-looking statements that we intend to merge our Post cereals business into Ralcorp Holdings, Inc.; that the transaction is tax-efficient and our belief about the worth to Kraft and shareholders; that we would have needed to receive approximately $4.0 billion in cash for the business to achieve an equivalent amount in a taxable transaction; that this is a transaction where everyone wins; that Kraft shareholders will benefit from the future value created by combining the Post brands with Ralcorp; that this is another step in the transformation plan to restore Kraft to reliable growth; that the transaction has several benefits to Kraft and our shareholders; the number of employees that will join Ralcorp; when and how shares will be distributed; that prior to closing, we will decide whether the shares will be distributed in a spin-off or a split-off; our expectation regarding completion of the transaction; the effect on diluted earnings per share and the impact on future earnings from the transaction.  These forward-looking statements involve risks and uncertainties that could cause actual results to differ materially from those predicted in the forward-looking statements. Such factors, include, but are not limited to pricing actions, delays in consummating the transaction, failure to obtain Ralcorp shareholder approval, regulatory actions or delays related to the particular brands included in the transaction, receipt of an IRS ruling approving the tax-free status of the transaction, failure to recognize expected cost savings from our restructuring program and increased competition.  For additional information on these and other factors that could affect our forward-looking statements, see our filings with the SEC, including our most recently filed Annual Report on Form 10-K and subsequent reports on Form 10-Q and 8-K. We disclaim and do not undertake any obligation to update or revise any forward-looking statements in this press release.

Additional Information
In connection with the proposed transaction between Ralcorp and Kraft, Ralcorp will file a registration statement on Form S-4 with the SEC.  Such registration statement will include a proxy statement of Ralcorp that also constitutes a prospectus of Ralcorp, and will be sent to the shareholders of Ralcorp.  Shareholders are urged to read the proxy statement/prospectus and any other relevant documents when they become available, because they will contain important information about Kraft, Ralcorp and the proposed transaction.  The proxy statement/prospectus and other documents relating to the proposed transaction (when they are available) can be obtained free of charge from the SEC’s website at www.sec.gov.  These documents (when they are available) can also be obtained free of charge from Kraft upon written request to Kraft Foods Inc., Three Lakes Drive, Northfield, Illinois 60093, or by calling (847) 646-5494, or from Ralcorp, upon written request to Ralcorp Holdings, Inc., 800 Market Street, Suite 2900, Saint Louis, Missouri 63101, or by calling (314) 877-7113.

Participants in the Proposed Transaction
This communication is not a solicitation of a proxy from any security holder of Ralcorp. However, Kraft, Ralcorp and certain of their respective directors and executive officers may be deemed to be participants in the solicitation of proxies from shareholders in connection with the proposed transaction under the rules of the SEC.  Information about the directors and executive officers of Kraft may be found in its 2006 Annual Report on Form 10-K filed with the SEC on March 1, 2007, definitive proxy statement relating to its 2007 Annual Meeting of Shareholders filed with the SEC on March 13, 2007 and current report on Form 8-K filed with the SEC on November 7, 2007.  Information about the directors and executive officers of Ralcorp may be found in its 2006 Annual Report on Form 10-K filed with the SEC on December 13, 2006, definitive proxy statement relating to its 2006 Annual Meeting of Shareholders filed with the SEC on December 13, 2006 and current report on Form 8-K filed with the SEC on October 2, 2007.  These documents can be obtained free of charge from the sources indicated above. Additional information regarding the interests of these participants will also be included in the proxy statement/prospectus regarding the proposed transaction when it becomes available.

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